Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bennett K. Hatfield and Bradley W. Harris, and each of them, with full power to act without the others, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement on Form S-8 of International Coal Group, Inc., including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ BENNETT K. HATFIELD	President, Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2009
Bennett K. Hatfield

/s/ BRADLEY W. HARRIS	Senior Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Principal Financial Officer)	May 20, 2009
Bradley W. Harris

/s/ WILBUR L. ROSS, JR.	Non-Executive Chairman and Director	May 20, 2009
Wilbur L. Ross, Jr.

/s/ MAURICE E. CARINO, JR.	Director	May 20, 2009
Maurice E. Carino, Jr.

/s/ CYNTHIA B. BEZIK	Director	May 20, 2009
Cynthia B. Bezik

/s/ WILLIAM J. CATACOSINOS	Director	May 20, 2009
William J. Catacosinos

/s/ STANLEY N. GAINES	Director	May 20, 2009
Stanley N. Gaines

/s/ SAMUEL A. MITCHELL	Director	May 20, 2009
Samuel A. Mitchell

/s/ WENDY L. TERAMOTO	Director	May 20, 2009
Wendy L. Teramoto